Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS

INVESTOR RELATIONS:	MEDIA:
916-403-2755	Joseph Hansen, Pacific Ethanol, Inc.
866-508-4969	916-403-2123
InvestorRelations@pacificethanol.net	jhansen@pacificethanol.net

PACIFIC ETHANOL ANNOUNCES $34.25 MILLION IN FINANCINGS

Sacramento, California, May 23, 2008 -- Pacific Ethanol, Inc. (NASDAQ GM: PEIX) today announced that on May 22, 2008 it closed transactions under a Securities Purchase Agreement dated May 20, 2008 with the Company’s CEO, Neil Koehler, and several other Company insiders, including Chairman Bill Jones.  The Company sold 294,870 shares of its Series B Cumulative Convertible Preferred Stock, all of which are initially convertible into an aggregate of 884,610 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) warrants to purchase an aggregate of 442,305 shares of the Company’s common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $5.75 million.

The Company also announced that it has entered into definitive agreements with institutional investors to raise $28.5 million in gross proceeds, before deducting placement agent fees and estimated offering expenses, in a Registered Direct Offering through the sale of shares of its common stock and warrants.  The Company has entered into subscription agreements with these investors pursuant to which it has agreed to sell 6.0 million units, each unit consisting of one share of common stock and a warrant to purchase 0.50 shares of common stock, at a purchase price of $4.75 per unit.  The warrants will first become exercisable after six months from the closing of the financing and will provide for an exercise price of $7.10 per share.  At closing, the Company will issue 6.0 million shares of common stock and warrants to purchase 3.0 million shares of common stock.  The closing of the offering is subject to certain conditions and is scheduled to occur on or around May 29, 2008.

Lazard Capital Markets LLC acted as sole placement agent for the Offering.

A shelf registration statement relating to the securities the Company intends to sell has previously been declared effective by the Securities and Exchange Commission (“SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the SEC's website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol.  Pacific Ethanol has ethanol plants in Madera, California; Boardman, Oregon; and Burley, Idaho and has an additional plant under construction in Stockton, California.  Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado.  Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed.  Pacific Ethanol’s goal is to achieve 220 million gallons per year of ethanol production capacity in 2008 and to increase total production capacity to 420 million gallons per year in 2010.  In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  The actual future results of Pacific Ethanol could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete, in a cost-effective manner, construction of its ethanol plants under construction; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its other planned ethanol production facilities; the ability of Pacific Ethanol to timely complete its ethanol plant build-out program and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of gasoline; the effect of federal and state governmental regulations on the demand for ethanol; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008.
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